Exhibit 14.2

                              TAA Lease Extension


                               AMENDMENT TO LEASE

                            TUCSON AIRPORT AUTHORITY
                                      AND
                     HAMILTON AEROSPACE TECHNOLOGIES, INC.
                                (MAIN FACILITY)


          This Amendment to Lease is entered into this ___ day of February 2006, by and between Tucson Airport Authority, Inc., an Arizona nonprofit corporation ("TAA"), and Hamilton Aerospace Technologies, Inc. ("Tenant").

          A. TAA and Tenant previously entered into that certain Lease dated effective March 23, 2005 (the "Lease") with respect to certain premises located on Tucson International Airport.

          C. Tenant and TAA desire to amend the Lease to extend the terms of the lease and modify the rent obligations.

          NOT THEREFORE the parties hereby agree as follows:

     1. Term. The term of the Lease, which is set forth in Section 2.1 of the Lease, is modified to be as follows: The Term of the Lease shall extend from the Commencement Date as set forth in the Lease, through February 28, 2007.

     2. Rent. Commencing on March 1, 2006, the rent due pursuant to Section 3.1 of the Sublease shall be $210,911.59 per year, payable as set forth therein, in equal monthly installments.

Except as modified herein, the Lease is unchanged and shall remain in full force and effect.

TAA:                                            TENANT:

TUCSON AIRPORT AUTHORITY, INC.                  HAMILTON AEROSPACE
an Arizona nonprofit corporation                TECHNOLOGIES, INC., a Delaware
                                                corporation


By:  /s/  Bonnie A. Allin                       By:  /s/
     -----------------------------                   ---------------------------
     Bonnie a. Allin, A.A.E.                    Name:
     President/CEO                              Title:  Director
Date:  March ?, 2006                            Date:  Feb. 20, 2006